Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-7284) of Mechanical Technology Incorporated of our report dated June 8, 2001 relating to the financial statements of Mechanical Technology Incorporated MTI Savings and Retirement Plan which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Albany, New York

June 15, 2001